EXHIBIT 99.1

TUESDAY MORNING CORPORATION APPOINTS BRADY CHURCHES

CHIEF EXECUTIVE OFFICER

— Experienced Merchandiser Brings Closeout Retail and Operating Expertise —

DALLAS, September 4, 2012 — Tuesday Morning Corporation (Nasdaq:TUES), a leading closeout retailer with over 850 stores across the United States specializing in selling deeply discounted, upscale home furnishings, housewares, gifts and related items, today announced the appointment of Brady Churches as Chief Executive Officer, effectively immediately. Mr. Churches has also been appointed to the Company’s Board of Directors.

Mr. Churches joins Tuesday Morning from Columbus, OH-based Marketing Results, Ltd., where he served as President.  He began his career in 1976 at Big Lots, Inc., where over 20 years he served in roles of increasing responsibility that included serving as President from 1993-1995.  During his tenure, Mr. Churches played a pivotal role in transforming Big Lots from an automotive discount retailer into the market leader in the off-price retail industry, constructing a footprint of 500 retail units, 10,000 employees, and $1.8 billion in annual revenue.  Of particular note, he spearheaded efforts in strategic sourcing, purchasing, distribution, allocation, advertising, and marketing while developing the scalable infrastructure needed to support growth, protect margins and profitability, and secure and retain top market position.  In addition to this leadership role at Big Lots, Mr. Churches served as President of Value City Department Stores, Home Store Division, from 2002-2006.

“The Board was searching for a ‘Master Merchandiser,’ and we believe Brady’s track record of merchandising excellence, combined with his high-energy, entrepreneurial mindset, will serve Tuesday Morning very well,” said Bruce Quinnell, Tuesday Morning’s Chairman of the Board. “We were particularly drawn to his demonstrated success engaging retail customers with the best products delivered at excellent values.  This is the core of the Tuesday Morning mission, and the Board is confident that our customers, employees, and shareholders will benefit from his leadership.”

“Tuesday Morning possesses a loyal customer base and a competitively-differentiated business model that will be enhanced by new merchandising strategies and sharpened customer focus,” Mr. Churches added.  “I am eager to provide the strategic insight and operational expertise to unlock the Company’s potential in this regard, and I am confident that a renewed sense of purpose will yield the improved performance our stakeholders expect and deserve.”

Mr. Churches, a seasoned leader with over 35 years of close-out retailing leadership experience, brings a proven track record of leading companies to high levels of performance.  In addition to his success at Big Lots, his tenure at Value City included leading the Home Store Division to $70M in revenue growth, 700 basis points margin improvement, and improved sales productivity through strategic merchandise sourcing.   During his overall tenure at Value City from  2002-2006, revenue grew 18 percent from $380 million to $450 million, gross margins increased from 35 percent to 42 percent, and sales productivity improved from $100 to $150/sq. ft. through strategic sourcing of merchandise and securing stronger buys.  Mr. Churches also served as President of Mazel Stores from 1995 to 2002, where he expanded operations through both organic growth and acquisitions, while increasing sales six-fold in his first three years.  He has also served on the Board of Directors for the Value City — Mazel Joint Venture, Sun Television, and Big Lots, Inc.

ABOUT TUESDAY MORNING

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 852 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise . . . never seconds or irregulars . . . at prices well below those of department and specialty stores and catalogues.

Contact

Jennifer Habicht

Perry Street Communications

jhabicht@perryst.com

214-965-9955

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